Exhibit (g)(6)
AMENDMENT NUMBER 2 TO THE
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment Number 2 to the Transfer Agency and Services Agreement (the “Amendment”) is made as of August 27, 2013 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”) and each of the International Strategy & Investment registered investment companies listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement (as defined below).

WHEREAS, the Transfer Agent and the Funds entered into a Transfer Agency and Services Agreement dated as of July 1, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Transfer Agent and the Funds desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

(a)	Appendix B to the Agreement (“Trading Policy”) is hereby deleted in its entirety and replaced with Appendix B attached hereto.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Schedule A attached hereto shall replace in its entirety any prior Schedule A.

(c)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

ON BEHALF OF THE INTERNATIONAL STRATEGY & INVESTMENT
FUNDS LISTED ON SCHEDULE A HERETO

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

SCHEDULE A

LIST OF INTERNATIONAL STRATEGY & INVESTMENT FUNDS

Total Return U.S. Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.

APPENDIX B

Monitoring Guidelines

For purposes of monitoring for potentially abusive trading, the Funds have established a “Market Timing Test” and “Round Trip Test.”  Financial Intermediary Information shall be reviewed for transactions that have the following pattern:

Market Timing Test

•
Activity in a single account where 1) the transaction value is $100,000 or greater and 2) the span of time between a purchase transaction and sale transaction, or sale transaction and purchase transaction, is 5 business days or less

o	Based on Account Number
o	Within the same Fund
o	Exclude DTCC Category 2 transactions (non-shareholder directed transactions (e.g., systematic payroll purchases)
o	Transaction amount less than $100,000 are disregarded as deminimis

•	Exchanges in and out will be included in the rules above. Purchase transactions will include exchanges in, and redemption transactions will include exchanges out.

Round Trip Test

•	One Purchase, Redemption and Purchase within 90 days, or One Redemption, Purchase and Redemption within 90 days
o	Based on Account Number
o	Within the same fund
o	Exclude DTCC Category 2 transactions (non-shareholder directed transactions (e.g., systematic payroll purchases)
o	Transaction amount less than $10,000 are disregarded as deminimis

•	Exchanges in and out will be included in the rules above. Purchase transactions will include exchanges in, and redemption transactions will include exchanges out.

The Funds shall review any potentially harmful trading activity that is identified and determine the appropriate response, if any.  In the event any potentially harmful trading activity is identified, responses may include the imposition of trading restrictions, the rejection of purchases, or such other steps as the Funds determines are appropriate.

This general policy shall be implemented by State Street and the Funds consistent with mutually agreed upon abusive trading monitoring procedures that describe the respective roles and responsibilities of State Street and the Funds.

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